Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-62704, 333-62706, 333-117591, 333-135257, 333-135258, 333-135259, 333-188725 and 333-193625 on Forms S-8, and 333-186148 on Form S-3, of CenterState Banks, Inc. of our report dated March 5, 2015 with respect to the consolidated financial statements of CenterState Banks, Inc., and the effectiveness of internal control over financial reporting, which report appears in this Annual Report on Form 10-K of CenterState Banks, Inc. for the year ended December 31, 2014.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Fort Lauderdale, Florida

March 5, 2015